Exhibit 10.2
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of January 1, 2025 by and between Universal Leaf Tobacco Company, Incorporated, a Virginia corporation (“Universal”), and George C. Freeman, III a resident of Richmond, Virginia (the “Consultant”) (collectively, the “Parties”), is effective as of the date set forth above (the “Effective Date”).

RECITALS

A.    Universal desires to retain Consultant, who previously served as Universal’s CEO, to provide certain consulting Services (as defined in Section 4 below) as a Senior Advisor to Universal, and Consultant desires to provide such Services to Universal.

D.    Consultant and Universal have agreed to execute, deliver, and perform their respective obligations under this Agreement, subject to the terms and conditions set forth herein.

AGREEMENT

Accordingly, in consideration of the foregoing, and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Affiliate” means, with respect to any Person (as defined below), any other Person who directly or indirectly controls, is controlled by or is under common control with such Person.

(b)    “Business” means the global agriproduct business supplying tobacco and food-ingredient products and performing related services conducted by Universal at the time of the Effective Date and through the end of the Consulting Period and supplying such products and services throughout the United States and outside the United States.

(c)    “Company” means Universal and its subsidiaries, predecessors, successors, assigns, and other corporate Affiliates.

(d)    “Confidential Information” means proprietary or confidential data, information, documents, or materials (in oral, written, electronic or any other form or medium) that belong to or pertain to the Company and which were disclosed to Consultant when he served as Universal’s CEO or will be disclosed to Consultant or which Consultant became or becomes aware of as a consequence of the Services provided by Consultant pursuant to this Agreement, in each case, either directly or indirectly, which is of tangible or intangible value to the Company, and the details of which are not generally known to the competitors of the Company. Confidential Information may include, but is not necessarily limited to: (i) trade secrets or know-how, finances, or other business information of the Company, (ii) the identities of Customers of the Company, and the terms or proposed terms upon which the Company offered products or services to such Customers, (iii) or business plans and strategies, (iv) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company, and (v) information provided to the Company by third parties under a duty to maintain the confidentiality of such information. Notwithstanding the foregoing, Confidential Information shall not include information: (i) that has been voluntarily disclosed to the public by the Company, (ii) that has been independently developed and disclosed by others, or (iii) that has otherwise entered the public domain through lawful means.

(e)    “Customer” means any Person who purchased products or services from the Company.

(f)    “Person” means an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, entity, unincorporated organization, or a government or any agency or political subdivision thereof.

(g)    “Trade Secret” means a trade secret of the Company, and may include, but is not limited to, the Company’s Confidential Information, any information that constitutes a Trade Secret pursuant to the Virginia Trade Secrets Act, any confidential formula, pattern, process, device, or compilation of information which the Company uses in its Business and which gives the Company an opportunity to obtain an advantage over its competitors.

2.    Consideration.

(a)    During the Consulting Period (as defined below), Universal will pay Consultant the sum of US $140,000 as a as a one-time lump sum amount as compensation for his services (the “Consulting Payment”). Consultant agrees that for federal and state tax purposes, the Company will withhold applicable federal, state, or local tax obligations which might arise from the Consulting Payment.

3.    Confidentiality.

(a)    Consultant acknowledges that the success of the Company and the Business after the Effective Date depends upon the continued preservation of the Company’s Confidential Information, that the preservation of the confidentiality of such information by Consultant is an essential premise of the bargain of this Agreement. Accordingly, Consultant hereby agrees that, Consultant shall not, without the prior written consent of the Company, disclose to any Person, or use in a manner that would result in a breach of any of the covenants hereunder, any of the Company’s Confidential Information or Trade Secrets, other than in connection with the Services provided to the Company by Consultant pursuant to this Agreement.

(b)    Nothing in this Agreement shall be construed to prohibit Consultant from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any Governmental Authority or self-regulatory body. In the event that Consultant becomes legally compelled to disclose any Confidential Information or Trade Secret, Consultant will notify the Company promptly in writing of such requirement so that the Company may seek (at the Company’s sole cost) a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this Section 3, Consultant will furnish only that portion of the Confidential Information or Trade Secret which Consultant is advised by the Company’s counsel is legally required and will exercise commercially reasonable efforts, at the Company’s sole expense, to obtain reliable assurance that confidential treatment will be accorded such furnished Confidential Information or Trade Secret.

4.    Consulting Services to be Provided. Subject to the terms and conditions set forth in this Agreement, Consultant will provide limited consulting Services to Universal as described in this Section 4.

(a)    The Term when Consultant shall provide consulting Services to Universal shall begin on the Effective Date and shall continue through March 31, 2025 (“Term”). At the end of the Term, there shall be no further services provided by the Consultant unless Universal and Consultant agree in writing to extend the term and negotiate any additional consideration for such extension. Notwithstanding anything herein to the contrary, Universal may terminate this Agreement and the Consultant’s engagement without liability at any time by providing a notice of termination in writing and setting forth the effective date of the termination.

(b)    During the Consulting Period, Consultant shall make himself reasonably available during normal business hours to provide consulting services to Universal (the “Services”) at the reasonable request of Universal and subject to the reasonable availability of Consultant. Such Services may, at Universal’s request, include any or all of the following without limitation:

(i)    CEO Transition: Provide support to the new CEO as he transitions into the role and such support can be helping to support the improvement of (a) the Company’s Business, (b) helping develop the most effective operating model and organizational structure for the Company, and (c) providing general advice regarding Universal and the Business; and;

(ii)    Performing any other consulting services reasonably requested by Universal upon reasonable notice.

(c)    Consultant agrees that he shall not indicate or imply to any Person that his relationship with Universal is anything other than that of a consultant, and that he will have no apparent or actual authority to bind the Company on any matters, liabilities, or obligations.

5.    Duties and Responsibilities. Consultant agrees that he will comply with all applicable laws in the performance of this Agreement and perform the Services at the sole discretion of Universal. Consultant further agrees to devote such efforts, attention, and energies to providing the Services hereunder as he, in good faith, deems adequate and sufficient. During the Consulting Period, Consultant agrees not to engage in consulting services or perform work for any direct competitor of Universal, and Consultant may work for other entities during the Consulting Period so long as such work does not prevent him from providing consulting services hereunder or cause him to violate the terms of this Agreement.

6.    Return of Property. The Parties acknowledge and agree that all Confidential Information and Trade Secrets, computer hardware, computer software, equipment and the like, provided to Consultant, and any works Consultant will develop, create, use, prepare or come into possession of during Consultant’s work with Universal, will remain the sole property of the Company.

7.    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. The invalidity or unenforceability of any covenant or provision in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

8.    Review of Agreement. Consultant has carefully read and considered the provisions this Agreement and, having done so, agrees that the terms of this Agreement are fair and reasonable and are reasonably required for the protection of the interests of the Company and that such terms are not violative of any public policy.

9.    Notice. Any notice required or permitted to be given under this Agreement will be sufficient if in writing and if hand-delivered or sent by certified or registered mail, return receipt requested, or via commercial overnight delivery service, to the Parties at the following addresses:

To Universal:        Universal Leaf Tobacco Company, Incorporated
9201 Forest Hill Avenue
Stony Point II Building
Richmond, Virginia 23235
Attention: Michelle I. Bailey

To Consultant at:        George C. Freeman, III

Either Party may change its address for purposes of this Agreement by delivering written notice to the other Party in accordance with this Section.

10.    Survival. The provisions of this Agreement and the obligations of Consultant under Section 3 shall survive the termination of this Agreement for any reason, and the cessation of Consultant’s engagement by Universal.

11.    Governing Law/Venue. This Agreement and all its rights under it, shall be construed and interpreted according to the laws of the Commonwealth of Virginia applicable to contracts executed in and to be performed in the Commonwealth of Virginia without regard to conflicts of law.

12.    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

13.    Entire Agreements. This Agreement contains the entire agreement of the Parties as to the Services. The Parties acknowledge and agree that they have read this entire Agreement and that this Agreement is the product of negotiation between the parties who stand upon equal footing. This Agreement may not be amended or modified, except by a writing executed by Consultant and an authorized representative of Universal.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                UNIVERSAL LEAF TOBACCO COMPANY, INCORPORATED

By:    /s/ CATHERINE H. CLAIBORNE
Name: Catherine H. Claiborne
Title: Senior Vice President, General Counsel and Secretary

/s/ GEORGE C. FREEMAN, III
George C. Freeman, III

[SIGNATURE PAGE TO CONSULTING AGREEMENT]